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Exhibit 10.1-C

        This FIRST AMENDMENT TO 1999 GENERAL AGENCY COMMISSION AND SERVICING AGREEMENT (the "First Amendment"), by and between AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY ("American Equity") and AMERICAN EQUITY INVESTMENT SERVICE COMPANY ("Service Company"), is entered into this 23rd day of December, 2003, and shall be deemed effective as of the 1st day of July, 2003.

        WHEREAS, the parties have previously entered into the 1999 General Agency Commission and Servicing Agreement (the "1999 Agreement"), and have now agreed to modify such 1999 Agreement in certain respects;

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto agrees as follows:

        1.    Amendment of AEISC Amount.    The definition of "AEISC Amount" as set forth in Section 1 of the 1999 Agreement shall be amended by deleting such definition in its entirety and inserting the following in lieu thereof:

    "AEISC Amount" shall mean, with respect to any Eligible Contract: (i) 50% of the Sales Agent Commission payable with respect to all such Eligible Contracts issued during the period from July 1, 1999 through and including August 31, 1999; (ii) 30% of the Sales Agent Commission payable with respect to all such Eligible Contracts issued from September 1, 1999 though and including December 31, 2000; and (iii) 25% of the Sales Agent Commission payable with respect to all such Eligible Contracts issued from July 1, 2003 until such time as this Agreement is terminated or modified by mutual agreement of the parties.

        2.    Amendment of General Agency Current Commissions.    Section 3.01 of the Agreement shall be modified by deleting such section in its entirety and inserting in lieu thereof the following:

          3.01    General Agency Current Commissions.    American Equity shall pay to AEISC general agency current commissions ("Current Commissions") no later than 10:00 a.m., Central Standard Time, on each Commission Payment Date in an amount equal to (i) 0.325% of the Commission Accumulated Value of all Eligible Contracts produced on or before August 31, 1999; and 0.25% of the Commission Accumulated Value of all Eligible Contracts produced from September 1, 1999 through and including December 31, 2002; and (iii) 0.375% of the Commission Accumulated Value of all Eligible Contracts produced on or after January 1, 2003. The determination of Commission Accumulated Value for purposes of the preceding sentence shall made in each case as of the preceding Commission Payment Date.

        3.    Amendment of Termination Date.    Section 10 of the 1999 Agreement shall be modified by deleting the date "June 5, 2005", and inserting in lieu thereof the date "December 31, 2008."

        4.    Ratification.    Except as expressly modified by this First Amendment, the parties hereby ratify and confirm all other terms and conditions of the 1999 Agreement, all of which shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY		AMERICAN EQUITY INVESTMENT SERVICE COMPANY

By:	/s/ David J. Noble, CEO	By:	/s/ David J. Noble, President

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  Exhibit 10.1-C